Filed pursuant to Rule 433

Registration No. 333-121363

Relating to prospectus supplement dated April 13, 2006

Final Term Sheet

USD 3,000,000,000

Zero Coupon Global Notes due 2036

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 3,000,000,000

Denomination:	USD 1,000

Type of Note:	Zero Coupon Note with Original Issue Discount

Maturity:	April 18, 2036

Redemption Amount:	100%

Interest Rate:	N/A

Date of Pricing:	April 11, 2006

Closing Date:	April 19, 2006

Interest Payment Dates:	N/A

First Interest Payment Date:	N/A

Price to Public/Issue Price:	19.778746%

Underwriting Commissions:	0.10%

Proceeds to KfW:	19.678746%

Format:	SEC registered global notes

Listing:	Luxembourg Stock Exchange (Regulated Market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Yield to Maturity:	5.476% p.a., accreting semi-annually (30/360)

Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBL, Euroclear

Selling Restrictions:	USA, European Economic Area, UK, Japan, Canada, Hong Kong

CUSIP:	500769BR4

ISIN:	US500769BR40

Rating of the Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

Managers:	Merrill Lynch International

Barclays Capital Inc.

Stabilization Manager:	Merrill Lynch International

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. (KfW’s base prospectus relating to the notes is available through the following link:

http://www.sec.gov/Archives/edgar/data/821533/000115697306000021/f01146b5e424b5.htm#301). Alternatively, any manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-500-5408.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.